Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 14, 2010 (March 14, 2011, as to the effects of discontinued operations as disclosed in Note 12), relating to the consolidated financial statements and financial statement schedules of Investors Real Estate Trust and subsidiaries, and the effectiveness of Investors Real Estate Trust and subsidiaries’ internal control over financial reporting, appearing in the Current Report on Form 8-K of Investors Real Estate Trust filed on March 14, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
April 15, 2011